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EXHIBIT 99.1

(BW)(AZ-OXFORD-VENTURES)(OXFV) Oxford Ventures, Inc. Completes Purchase of
Assets

Business Editors

PHEONIX, Ariz.--(BUSINESS WIRE)--Dec. 5, 2003--Oxford Ventures, Inc. (OTCBB:OXFV) is pleased to announce that it has concluded the acquisition of all of the assets relating to a virtual racing league to be launched across the United States in the near future, including a full size NASCAR(TM) type replica simulator, and all of the software required to operate the Xtreme Games Racing League(TM).

Teams across America will compete in full motion racing trainer vehicles for the Xtreme Racing Cup. The state of the art simulator will tilt on banked turns, have a force feedback steering wheel, wind blowing and vibrations to simulate motion, smoke in the event of a jarring crash, and more. Team drivers who join the League will experience what it feels like to be in a real NASCAR(TM) type race as close as possible to reality and have a chance to win substantial cash prizes.

Oxford Ventures, Inc. has agreed to issue 8,625,000 restricted common shares to acquire the ongoing business and its assets. The Company expects the Xtreme Games Racing League(TM) to be a popular choice for race car enthusiasts who have always wanted to drive a race car, but never had the chance.

The company also intends to immediately forward split its common stock 3.25 to 1 in order to increase liquidity of its stock. Furthermore, the company will change its name to Xtreme Games, Inc. in the near future, subject to shareholder approval.

Rob Harrison, the current president of Oxford Ventures, Inc., is an NHRA world record holder with the Harrison Racing Team (WWW.INLINESIX.COM), and owns Harrison Performance Engineering. "I've been to races all over the United States, and this Xtreme Games Racing League is going to be incredibly popular with the racing fans...there is no doubt, people will line up for this," Mr. Harrison said.

Mr. Harrison is also announcing his plans to resign as president of the company next week and appoint Daniel Leonard as Chief Executive Officer of the company. "The company needs someone who can give 100% of his undivided attention to the business, and then I can go back to doing what I love the most, which is building race cars and setting world records."

Any forward-looking statement in this press release is made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. NASCAR is a registered trademark of NASCAR, Inc. Oxford Ventures, Inc. is not related to NASCAR. Inc. or its racing series, and is not a licensed user of the NASCAR trademark. Xtreme Games Racing League is a trademark of Oxford Ventures Inc.